Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1) Registration Statement (Form S-3 No. 333-209368) of Avinger, Inc. and

(2) Registration Statement (Form S-8 No. 333-201928) pertaining to the 2009 Stock Plan, the 2015 Equity Incentive Plan, the 2015 Employee Stock Purchase Plan, Stand-Alone Option Agreement of Avinger, Inc., and

(3) Registration Statement (Form S-8 No. 333-209364) pertaining to the 2015 Equity Incentive Plan and the 2015 Employee Stock Purchase Plan of Avinger, Inc.

of our report dated March 14, 2017 with respect to the financial statements and schedule of Avinger, Inc., and to the reference to our firm under the caption “Risk Factors” included in this Annual Report (Form 10-K) for the year ended December 31, 2016.

/s/ Ernst & Young LLP

Redwood City, California
March 14, 2017